Exhibit 10.5

AMENDMENT TO

401(k) PLAN

Morgan Stanley & Co. LLC (the “Company”) hereby amends the Morgan Stanley 401(k) Plan (the “401(k) Plan”) as follows:

1. Effective January 1, 2014, Section 2, Definitions, is amended by inserting the following at the end of the second sentence in the definition of “Earnings”:

“, and effective January 1, 2014, Earnings shall also include the value of any distributions in the form of Morgan Stanley common stock from a non-qualified deferred compensation plan maintained by a Participating Company.”

2. Effective January 1, 2014, Section 2, Definitions, is further amended by inserting the following immediately following “(iii)” in the fourth sentence of the definition of “Earnings”:

“except for any distributions in the form of Morgan Stanley common stock as described above in this paragraph,”

3. Effective January 1, 2014, Section 2, Definitions, is amended by substituting the following for the existing definition of “Fiduciary Responsibility”:

“‘Fiduciary Responsibilities’ means those fiduciary, operational and administrative duties performed by individuals designated as fiduciaries, or acting in the capacity of a fiduciary under the Plan, pursuant to the provisions of Part 4 of Title I of ERISA. Any person acting as a fiduciary may also perform any other role for the Company and/or its affiliates.

“In carrying out its Fiduciary Responsibilities, each such fiduciary shall have discretionary authority to make any findings determined by such person to be necessary or appropriate for any purpose under the Plan, including interpreting the terms of the Plan. Any interpretation or determination made pursuant to such discretionary authority shall be given full force and effect, unless it can be shown that the interpretation or determination was arbitrary and capricious.”

4. Effective January 1, 2014, each instance of the term “Global Director of Human Resources” throughout the 401(k) Plan shall be replaced with “Chief Human Resources Officer (or equivalent title)”.

5. Effective June 26, 2013, Section 2, Definitions, is amended by inserting a new definition in appropriate alphabetical order as follows:

“‘Spouse’ means, effective June 26, 2013, the person of the opposite or same sex to whom the Participant is legally married pursuant to a state or foreign law permitting such marriage. For periods prior to June 26, 2013, whether a person is a Spouse or surviving Spouse at a particular time will be determined using the eligibility standards for U.S. Social Security benefits in effect at that time.”

6. Effective June 26, 2013, each instance of the term “spouse” throughout the 401(k) Plan shall be replaced with “Spouse”.

7. Effective January 1, 2014, Section 5, Employee Contributions, is amended by inserting the following at the end of the first paragraph of subsection (a):

“To the extent a Participant’s Earnings include distributions in the form of Morgan Stanley common stock from a non-qualified deferred compensation plan maintained by a Participating Company, such distributions are not subject to the Participant’s contribution election under this Section 5.”

8. Effective January 1, 2014, Section 6, Company Contributions, is amended by inserting the following at the end of the first sentence of subsection (a) and after the phrase “Participant Earnings” in clause (1) of the first paragraph of subsection (d)(ii):

“(including any distributions in the form of Morgan Stanley common stock from a non-qualified deferred compensation plan maintained by a Participating Company as described in the definition of Earnings)”

9. Effective January 1, 2014, Section 7, Investment and Valuation of the Trust Fund, is amended by inserting the following at the beginning of the second sentence of subsection (b)(i):

“Except as otherwise provided in this Section,”

10. Effective January 1, 2014, Section 7, Investment and Valuation of the Trust Fund, is further amended by inserting the following at the end of subsection (b)(i):

“With respect to the Morgan Stanley Stock Fund, the Investment Committee shall administer the Morgan Stanley Stock Fund in accordance with the Plan document and Trust Agreement insofar as such documents are consistent with the provisions of Titles I and IV of ERISA. The Investment Committee shall maintain the Morgan Stanley Stock Fund as an ongoing investment option in which Participants may elect to invest some or all of their Accounts, unless the Investment Committee, in the exercise of its Fiduciary Responsibilities (subject to an arbitrary and capricious standard of review, to the extent permitted by law), determines that maintaining the Morgan Stanley Stock Fund as either an investment option for Accounts or as an investment option open to new amounts from Accounts would be inconsistent with the provisions of Titles I and IV of ERISA, including section 404(a) of ERISA.”

11. Effective January 1, 2014, Section 7, Investment and Valuation of the Trust Fund, is further amended by deleting the phrase “Notwithstanding any provision of the Plan or the Trust Agreement to the contrary” in the final sentence of subsection (b)(ii) and replacing it with the following:

“Except as otherwise determined by the Investment Committee in accordance with subsection 7(b)(i),”

12. Effective June 26, 2013, Section 11(e), Designation of Beneficiary, is amended by deleting the fourth sentence of paragraph (i).

13. Effective January 1, 2014, Section 12(g), Loans, is amended by adding “, MS Transition Contributions” immediately following the phrase “Fixed Contributions” in the first sentence of the final paragraph of subsection (ii).

14. Effective January 1, 2014, Section 17, Benefit Plan Appeals Committee, is amended by inserting “Notwithstanding anything in the Plan to the contrary (including the definition of Fiduciary Responsibilities),” at the beginning of the last sentence of subsection (e).

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf as of this 19th day of December, 2014.

MORGAN STANLEY & CO. LLC

By:	/s/ Jeffrey Brodsky
Title:	Chief Human Resources Officer